Exhibit 99

FOR IMMEDIATE RELEASE

Investor and Media Contact: Steven Des Champs

Alliance Gaming

(702) 270-7600

ALLIANCE GAMING CORPORATION

ANNOUNCES EXECUTIVE APPOINTMENTS

LAS VEGAS, March 8, 2004 — Alliance Gaming Corp. (NYSE: AGI) announced today the following appointments and management realignments:

Steven Des Champs has been appointed Chief Financial Officer of Alliance, assuming the duties from Robert Saxton. Mr. Des Champs has been the Chief Accounting Officer for the Company since 2001. Mr. Saxton, who has been with the Company since 1982 and Chief Financial Officer since 2000, will remain Treasurer of Alliance, President of Casino Operations, and will become Executive Vice President of Bally Gaming, responsible for game sales and service.

Ramesh Srinivasan will join the Company as Executive Vice President of Bally Systems. Mr. Srinivasan was formerly a business unit Executive Vice President for Manhattan Associates, and brings a strong blend of technical and customer experiences to the Company. Mr. Srinivasan will be responsible for all system sales, services and customer development.

Mark Lipparelli, who has been with the Company since 2002 serving as Executive Vice President of Bally Systems, will become Executive Vice President of Operations, responsible for strategic planning, product compliance, intellectual property, manufacturing and administration.

Mick Roemer will assume the position of Senior Vice President of Products and Marketing, responsible for marketing, product planning and product management.

“I am excited about this management team realignment,” said Richard Haddrill, Chief Executive Officer. “Combined with the previous appointment of Robert Luciano as Chief Technology Officer, these changes will further our pursuit of becoming an entertainment and technology leader to the gaming industry.”

Alliance Gaming is a diversified gaming company with headquarters in Las Vegas. The Company is engaged in the design, manufacture, distribution and operation of advanced gaming devices and systems worldwide and operates Rainbow Casino in Vicksburg, Miss. Additional information about the Company can be found at www.alliancegaming.com.

This news release may contain “forward-looking” statements within the meaning of the Securities Act of 1933, as amended, and is subject to the safe harbor created thereby. Such information involves important risks and uncertainties that could significantly affect the results in the future and, accordingly, such results may differ from those expressed in any forward-looking statements. Future operating results may be adversely affected as a result of a number of risks detailed from time to time in the company’s filings with the Securities and Exchange Commission.

–ALLIANCE GAMING CORP.–